Exhibit 99.1

Media Contact:

Billy	Balfour

Bottomline Technologies

(603) 501-5219

bbalfour@bottomline.com

Bottomline Technologies Appoints Jeffrey C. Leathe to Board of Directors

Strengthens Board with Addition of Former Apogent Technologies EVP and CFO

PORTSMOUTH, NH – August 31, 2005 – Bottomline Technologies (NASDAQ: EPAY), a leading provider of payments and invoice automation software and services, today announced the appointment of Jeffrey C. Leathe to the company’s Board of Directors.

“Jeffrey is a distinguished executive with the type of leadership qualities and experience ideally suited for Bottomline Technologies,” said Joe Mullen, CEO of Bottomline Technologies. “His addition to an already strong Board of Directors further enhances our ability to achieve our strategic objectives.”

Mr. Leathe is the former executive vice president and chief financial officer of Apogent Technologies, a manufacturer of healthcare and life sciences research products. While with Apogent, Mr. Leathe played a key leadership role in the company as it grew rapidly into a billion dollar, publicly traded organization. Today, Apogent is a wholly-owned subsidiary of Fisher Scientific International Inc. Mr. Leathe is presently the principal of Leathe & Associates, LLC in Portsmouth, NH.

“Given its capital for expansion, identified global markets and a history of delivering high-value solutions to customers, Bottomline is well-positioned to capitalize on its business opportunities,” said Mr. Leathe. “I am excited about this opportunity and look forward to working with the company’s Board and executive management team.”

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) provides payments and invoice automation software and services to organizations seeking more secure and efficient financial processes. The company remains at the forefront of delivering innovative solutions that complement and extend the value of existing financial processes, business relationships and back-office systems. These solutions have enabled the world’s leading corporations, banks and financial institutions to automate, manage and control processes involving payments and collections, invoice approval, cash flow, risk mitigation, reporting and document archive. For more information, please visit www.bottomline.com.

Bottomline Technologies and the BT logo are registered trademarks of Bottomline Technologies, Inc. which may be registered in certain jurisdictions. All other brand/product names are trademarks of their respective holders.

Cautionary Language

This press release may contain forward-looking statements that involve risks and uncertainties, including statements regarding expected benefits of use of the Company’s products and future growth or results. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions. For additional discussion of factors that could impact Bottomline Technologies’ financial results, refer to the Company’s Form 10K filed September 2004, Form 10Q filed May 2005 and any recently filed Form 8K’s.